AMENDMENT
                                  TO
               BUSINESS LOAN AGREEMENT AND PROMISORY NOTE

This Amendment to Business Loan Agreement and Promissory Note is entered into as of May 9, 2000 (the "Amendment"), by and between Bank SinoPac, Los Angeles Branch (the "Lender") and Integrated Packaging Assembly Corporation (the "Borrower").

                               RECITALS

     Borrower and Lender are parties to that certain Business Loan Agreement (the "Agreement") and Promissory Note (the "note") dated as of March 23, 2000. The parties desire to amend the Agreement and the Note in accordance with the terms of this Amendment.

     NOW, THEREFORE,  the parties agree as follows:

     "Change in Ownership" under DEFAULT in the Agreement and the Note is amended to read as follows:

     Change in Ownership. Any change in the percentage ownership of the fully converted diluted equity of the Borrower held by any individual stockholder of twenty-five percent (25%) or more of the fully converted diluted equity of the Borrower when compared to the percentage ownership as of July 23, 1999. The majority ownership by Orient Semiconductor Electronics, Ltd. is never less than 51% of the fully converted diluted equity.

     "Continuity of Operations" under NEGATIVE CONVENANTS in the Agreement is amended to read as follows:

     Continuity of Operations. (1) Engage in any business activities substantially different than those in which Borrower is presently engaged.
(2) cease operations, liquidate, merger, transfer, acquire or consolidate with any other entity (other than acquisitions or mergers in which the consideration is primarily Borrower's capital stock), change its name, dissolve or transfer or sell Collateral out of the ordinary course of business, or (3) pay any dividends on Borrower's stock (other than dividends payable in its stock, and other than dividends payable under the 4,000,000 shares of Series A Convertible Preferred Stock purchased by Orient Semiconductor Electronics, Limited on April 29, 1999), provided, however, that notwithstanding the foregoing, but only so long as no Event of Default has occurred and is continuing or would result from the payment of dividends, if Borrower is a "Subchapter S Corporation" (as defined in the Internal Revenue Code of 1986, as amended), Borrower may pay cash dividends on its stock to its shareholders from time to time in amounts necessary to enable the shareholders to pay income taxes and make estimated income tax payments to satisfy their liabilities under federal and state law which arise solely from their status as Shareholders of a Subchapter S Corporation because of their ownership of shares of Borrower's stock, or purchase or retire any of Borrower's outstanding shares or alter or amend Borrower's capital structure.

     Unless otherwise defined, all capitalized terms in this Amendment shall be as defined in the Agreement and the Note. Except as amended, the Agreement and the Note remains in full force and effect. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.


                              Integrated Packaging Assembly Corporation

                              By: /s/ P. VERDERICO
                                  --------------------------------

                              Title: President and CEO
                                     -----------------------------


                              Bank SinoPac, Los Angeles Branch


                              By: --------------------------------
                                  Nelson Wang

                              Title: Senior Vice President & GM